Exhibit 4.3
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
NEW SHIPS, INC.,
(filed under and pursuant to Section 242 of the
Delaware General Corporation Law)
November 23, 2010
     The undersigned, for purposes of filing this Certificate of Amendment of Certificate of Incorporation of New Ships, Inc., a Delaware corporation (the “Corporation”), under and pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:
     FIRST: The name of the Corporation is New Ships, Inc.
     SECOND: The Corporation filed its original Certificate of Incorporation with the Secretary of the State of the State of Delaware on August 4, 2010.
     THIRD: The Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article I in its entirety and replacing it with the following:
“ARTICLE I
NAME OF CORPORATION
     The name of the Corporation (the “Corporation”) is:
Huntington Ingalls Industries, Inc.”
     FOURTH: The sole stockholder of the Corporation, by unanimous written consent, voted in favor of the foregoing amendment.
     FIFTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the DGCL.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer as of the date first written above.

NEW SHIPS, INC.
By:	/s/ Malcolm S. Swift
	Name:	Malcolm S. Swift
	Title:	Secretary